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                                                                    Exhibit 99.1


                                 July 6, 2001


Board of Directors and
Special Committee of the
Board of Directors
G&L Realty Corp.
439 North Bedford Drive
Beverly Hills, California 90210

     Re:  Second Amendment to Offer by WGFK
          to Purchase G&L Realty Corp.
          ---------------------------------

Gentlemen:

     By letter dated June 5, 2001, Lyle Weisman, Asher Gottesman, Len Fisch and Igor Korbatov (collectively, "WGFK") offered to acquire, at the election of G&L Realty Corp. (the "Company"), either (a) all of the issued and outstanding common stock of the Company, but not less than a majority ("Company Stock"), or
(b) all of the assets of the Company (the "Offer"). By letter dated June 22, 2001, WGFK amended the Offer by increasing the purchase price per share in paragraph A.1 to $15.25 per share, and by deleting a reference to the purchase of the Company's assets set forth in Section B of the Offer.

     After review of recent Company filings, WGFK hereby further amends the Offer as set forth below.

     1.   Acquisition of all Company Stock. The price per share set forth in
          --------------------------------
Paragraph A.1 of the Offer is increased to $16.00 per share, subject to satisfactory completion of the customary corporate and legal due diligence outlined in Paragraph A.3 of the Offer, but may not be adjusted to less than $15.25 per share if WGFK elects to continue with the transaction. The amount of the Company Stock to be acquired by Neweo shall be 100%.

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Special Committee
July 6, 2001
Page 2

     2.   Acquisition of less than all of the Company Stock. At the Company's
          -------------------------------------------------
election, WGFK is prepared to acquire less than all, but not less than 50.1%, of the Company Stock, after giving effect to outstanding common stock equivalents and including partnership units and to share ownership of WGFK, at $15.25 per share. In that event, WGFK is prepared to move forward with the transaction without requiring a contingency for due diligence.

     3.   Definitive Agreement. The Offer, as herein amended, remains subject to
          --------------------
the negotiation and execution of a definitive and customary agreement for the acquisition of the Company Stock and the termination of the merger agreement between the Company and the Offering Insiders.

     4.   Good Faith Deposit. Within three business days of your accepting this
          ------------------
Amended Offer, WGFK shall deliver into an interest-bearing trust account of your counsel, Ballard Spahr Andrews & Ingersoll, LLP, a cashier's check in the amount of $750,000 (the "Good Faith Deposit"). The Good Faith Deposit shall be credited towards the purchase price of the Company Stock, and shall become non-refundable upon execution of a definitive agreement (the "Acquisition Agreement"), provided that the Company shall refund the Good Faith Deposit if the transaction is unable to close prior to September 30, 2001, for any reason other than a breach of the Acquisition Agreement by WGFk.

     5.   Expiration. The expiration date of the Offer, as herein amended, is
          ----------
6:00 p.m. Pacific Daylight Time, on Friday, July 13, 2001.

     Except as indicated above, all other terms and conditions of the Offer remain in effect. The undersigned has been authorized to execute this Second Amendment to Offer by each of the other persons constituting WGFK. If you have any questions, please do not hesitate to contact WGFK through its counsel at the following address and phone number:

               Aaron A. Grumfeld Esq.
               Resch Polster Alpert & Berger LLP
               10390 Santa Monica Boulevard, 4th Floor
               Los Angeles, California 90025-5058
               Telephone (310) 277-8300
               Facsimile (310) 552-3209
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Special Committee
July 6, 2001
Page 3


     In closing, we note that whether you elect to accept our offer to buy all of the Company Stock at $16.00 per share, or elect for us to acquire less than all of the Company Stock, but not less than 50.1% thereof, at $15.25 per share, without a due diligence contingency, public shareholders will receive the benefit of a premium ranging from 27.1% to 33-1/3% over the price per share set forth in the transaction documents between the Company and the Offering Insiders.


          Thank You.



                              Very truly yours,

                              WGFK


                              /s/ Igor Korbatov
                              --------------------------
                              By: Igor Korbatov


ACCEPTED:

(Please check one)

[_] Option A - 100% of Company Stock at $16.00 per Share

[_] Option B - At least 50.1% of Company Stock at $15.25 per Share

 On behalf of the Members of the
 Board of Directors of the Company


By: _________________________

     Its:____________________

Date:________________________